Countrywide Underwriting Syndicate Members

Goldman, Sachs & Co.
JP Morgan Securities Inc.
Lehman Brothers Inc.
Countrywide Securities Corporation
ABN AMRO Rothschild LLC
BNP Paribas
Barclays Capital
HSBC Securities (USA) Inc.
RBS Greenwich Capital